EXHIBIT 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-177366 and No. 333-209734 on Form S-8 of our reports dated May 14, 2018, relating to the consolidated financial statements and financial statement schedule of Renren Inc., its subsidiaries, its variable interest entities and the subsidiaries of its variable interest entities (collectively, the “Company”), and the effectiveness of the Company’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness), appearing in this Annual Report on Form 20-F of Renren Inc. for the year ended December 31, 2017.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Beijing, the People's Republic of China

May 14, 2018